PECO ENERGY                                                        Exhibit D-4.1

                                                                    10 CFR 50.80

                                                                    July 7, 2000


U.S. Nuclear Regulatory Commission
ATTN: Document Control Desk
Washington, DC 20555-0001

          Peach Bottom Atomic Power Station, Units 1, 2, and 3
          Facility Operating License Nos. DPR-12, DPR-44 and DPR-56 NRC Docket Nos. 50-171, 50-277, and 50-278
          ------------------------------------------

          Limerick Generating Station, Units 1 and 2
          Facility Operating License Nos. NPF-39 and NPF-85
          NRC Docket Nos. 50-352 and 50-353
          ---------------------------------

          Salem Generating Station, Units 1 and 2
          Facility Operating License Nos. DPR-70 and DPR-75
          NRC Docket Nos. 50-272 and 50-311
          ---------------------------------

Subject:     Application for Indirect License Transfers

References:  (1)  PECO Energy letter, Application for License Transfers and
                  Conforming Administrative License Amendments, dated December 20, 1999

             (2) PECO Energy letter, Additional Information Regarding Application for License Transfers and Conforming Administrative License Amendments, dated March 10, 2000

             (3) PECO Energy letter, Response to Request for Additional Information Regarding Application for License Transfers and Conforming Administrative License Amendments, dated March 23, 2000

             (4) PECO Energy letter, Additional Information Regarding Application for License Transfers and Conforming Administrative License Amendments, dated June 15, 2000

Dear Sir/Madam:

Pursuant to 10 CFR 50.80, "Transfer of Licenses," PECO Energy Company (PECO) requests NRC consent to the indirect transfer, on an interim basis, of PECO's Facility Operating Licenses for Peach Bottom Atomic Power Station, Units 1, 2, and 3; Limerick Generating Station, Units 1 and 2; and Salem Generating Station, Units 1 and 2. The indirect transfer would result from the

Indirect License Transfers
July 7, 2000
Page 2


merger of PECO and Unicom Corporation (Unicom). As a result, all of the stock of PECO will be owned by Exelon Corporation (Exelon), a newly registered holding company resulting from the proposed merger. PECO would, under this proposed NRC indirect transfer consent, continue to own and operate the assets and would continue to be the NRC licensee. There are no corresponding proposed changes to the Facility Operating Licenses or the Technical Specifications.

In References 1 through 4, which are incorporated in this application by reference, PECO requested NRC consent to the transfer of the Facility Operating Licenses for the above nuclear units to Exelon Generation Company (EGC), LLC, a new generating company subsidiary to be formed under Exelon. In Reference 4, PECO indicated there is a possibility that certain regulatory rulings associated with some of the related restructuring transactions may not be received to permit the restructuring transactions to be completed at the same time the PECO/Unicom merger is consummated. Proceedings in progress at the Illinois Commerce Commission, and private letter rulings from the Internal Revenue Service, may not be concluded at the time the merger is consummated. As a result, the transfer of ownership of and operational responsibility for PECO's generating assets to EGC may not occur simultaneously with the merger. PECO may continue to own and operate its nuclear units as a direct, wholly-owned subsidiary of Exelon for an interim period before these units are transferred to EGC.

General corporate information concerning the organization, management, and businesses of Exelon, and its respective directors and officers was provided in
Section III of Reference 1. As this information demonstrates, all of the directors and officers of Exelon will be U.S. citizens and neither Exelon nor PECO will be subject to foreign ownership, control, or domination.

During this interim period, PECO would continue to hold its existing ownership interests in its nuclear units and continue to be the NRC licensee until the transfer of the assets to EGC occurs. The only significant change that will occur is that, upon the consummation of the merger, PECO's current shareholders will become shareholders of Exelon, and PECO will become a direct, wholly-owned subsidiary of Exelon. PECO will continue to be a public utility organized under the laws of the Commonwealth of Pennsylvania. Although the size and membership of the Board of Directors of PECO may change following the merger, all of the Directors of PECO will be U.S. citizens, and the principal officers of PECO will remain unchanged.

The technical qualifications of PECO to carry out its licensed responsibilities will remain as they are now during this interim period. The PECO nuclear organization would continue to operate its units in accordance with the terms of the existing licenses. With respect to the stations, the onsite management and technical support structure will continue to conform to the pertinent provisions in each facility's Updated Final Safety Analysis Report or Technical Specifications, as applicable. The offsite technical support organizations and personnel will continue to perform technical support functions for the stations. The functions, responsibilities, and reporting

Indirect License Transfers
July 7, 2000
Page 3


relationships of these organizations, especially as they relate to activities important to the safe operation of each station, will continue to be clear and unambiguous.

PECO will also continue to be financially qualified to be the NRC licensee during this interim period, because becoming a subsidiary of Exelon will not affect PECO's current sources of operating and decommissioning funds. Becoming a subsidiary of Exelon will not affect PECO's status during the interim period as an "electric utility" within the meaning of 10 CFR 50.2 "Definitions." During this interim period, PECO will continue, as is currently the case, to recover decommissioning costs from ratepayers. PECO will continue to deposit decommissioning funds to the existing external sinking funds in accordance with 10 CFR 50.75 "Reporting and recordkeeping for decommissioning planning". The decommissioning funding changes discussed in Reference 1 will occur only upon the transfer of the PECO nuclear generating assets to EGC.

In summary, the establishment of Exelon as the parent holding company of PECO will not result in any change in: (a) the management or technical qualifications of PECO's nuclear organization; (b) the design or licensing basis of any of the units; (c) any of PECO's licenses or Technical Specifications; (d) the day-to-day operation and maintenance of any of these units; or (e) the financial qualifications of PECO with respect to operating costs and decommissioning assurance.

This application does not contain any Restricted Data or any change in access to Restricted Data. PECO's existing restrictions on access to Restricted Data xviii remain in place during the interim period of operations.

The consummation of the proposed merger between PECO and Unicom is currently scheduled to occur as soon as possible after receipt of all required regulatory approvals. Orders approving the merger have already been obtained from the Pennsylvania Public Utility Commission and the Federal Energy Regulatory Commission. We are requesting NRC review of this application to proceed in parallel with the completion of the review of the application for license transfers to EGC requested in References 1 through 4. PECO is hopeful that approval of the proposed merger by the Securities and Exchange Commission will be received in time to support consummation of the merger at the end of September 2000. Accordingly, we are requesting NRC approval of this application for indirect license transfers before the end of September 2000. If the regulatory rulings related to the restructuring transactions described above occur sufficiently in advance of when we plan to consummate the merger, we will notify the NRC that the need for approval of the requested indirect license transfer no longer exists and withdraw this application.

Similar requests dealing with the indirect transfer of control of the ComEd and AmerGen Energy Company, LLC (AmerGen) licenses during this interim period are being submitted on the ComEd and AmerGen dockets.

Indirect License Transfers
July 7, 2000
Page 4


If you have any questions about this letter, please contact Mr. James A. Hutton at (610) 640-6722.

Sincerely,



James A. Muntz
Vice President - Power Generation Group


Attachments:

1.  Affidavit



cc:  NRC Regional Administrator, Region I
     NRC Senior Resident Inspector (Peach Bottom)
     NRC Senior Resident Inspector (Limerick)
     NRC Senior Resident Inspector (Salem)
     D.M. Skay, USNRC
     R.R. Janati, Pennsylvania Bureau of Radiological Protection

Indirect License Transfers
July 7, 2000
Page 5


bcc: Manager, Financial Controls and Co-owner Affairs,
          Public Service Electric & Gas
     R.I. McLean, State of Maryland
     A.F. Kirby, III, Delmarva Power & Light Company
     G.R. Rainey - 63C-3
     J.J. Hagan - 63C-3
     J.W. Langenbach - 62C-3
     J.D. von Suskil - LGS, SMBl-l
     J. Doering - PBAPS, SMB4-9
     E.J. Cullen - MOB, S23-1
     G.L Johnston - PBAPS, A4-1S
     R.C. Braun - LGS, GML5-l
     P.J. Davison - PBAPS, SMB3-2A
     J.M. Armstrong - LGS, SSB3-l
     J.P. Grimes - 63B-l
     R.W. Boyce - 63C-3
     R.A. Kankus - 63C-2
     A.A. Winter - PBAPS, A4-5S
     K.W. Gallogly - LGS, SSB2-4
     J.G. Hufnagel - 62A-l
     D.P. Helker - 62A-l
     PA DEP BRP Inspector - LGS, SSB2-4
     Commitment Coordinator - 62A- 1
     Correspondence Control Desk - 61B-5
     DAC - 61B-5
     K.A. Ainger - Commonwealth Edison Company
     J.E. Matthews - Morgan, Lewis & Bockius LLP

Indirect License Transfers
July 7, 2000
Page 6


COMMONWEALTH OF PENNSYLVANIA     :

                                 :    ss


COUNTY OF YORK                   :



                                   AFFIDAVIT


     J.A. Muntz, being first duly sworn, deposes and says:


That he is Vice President, PECO Energy Company, the Applicant herein; that he has read the enclosed letter "Application for Indirect License Transfers" involving Peach Bottom Atomic Power Station Units 1, 2, and 3, Limerick Generating Station Units 1 and 2, and Salem Generating Station Units 1 and 2, and knows the contents thereof; and that the statements and matters set forth therein are true and correct to the best of his knowledge, information and belief.


                              /s/ James A. Muntz
                              ----------------------------------------------
                                         James A. Muntz
                              Vice President - Power Generation Group


Subscribed and sworn to

before me this 7th day

of July, 2000.

/s/ Carol A. Walton
--------------------------
Notary Public

                                                                   EXHIBIT D-4.1

                                                                    10 CFR 50.80
                                                                    10 CFR 50.90

                                                                           ComEd

December 20, 1999

U.S. Nuclear Regulatory Commission
ATTN:  Document Control Desk
Washington, DC 20555-0001

             Braidwood Station, Units 1 and 2
             Facility Operating License Nos. NPF-72 and NPF-77
             NRC Docket Nos. STN 50-456 and STN 50-457
             -----------------------------------------

             Byron Station, Units 1 and 2
             Facility Operating License Nos. NPF-37 and NPF-66
             NRC Docket Nos. STN 50-454 and STN 50-455
             -----------------------------------------

             Dresden Nuclear Power Station, Units 1, 2 and 3
             Facility Operating License Nos. DPR-2, DPR-19 and DPR-25 NRC Docket Nos. 50-10, 50-237 and 50-249
             ----------------------------------------

             LaSalle County Station, Units 1 and 2
             Facility Operating License Nos. NPF-11 and NPF-18
             NRC Docket Nos. 50-373 and 50-374
             ---------------------------------

             Quad Cities Nuclear Power Station, Units 1 and 2
             Facility Operating License Nos. DPR-29 and DPR-30
             NRC Docket Nos. 50-254 and 50-265
             ---------------------------------

             Zion Nuclear Power Station, Units 1 and 2
             Facility Operating License Nos. DPR.-39 and DPR-48
             NRC Docket Nos. 50-295 and 50-304
             ---------------------------------

Subject: Application for License Transfers and Conforming Administrative License Amendments

Pursuant to 10 CFR 50.80, "Transfer of Licenses," Commonwealth Edison (ComEd) Company requests NRC consent to the transfer of ComEd's interests in the Facility Operating Licenses for Braidwood Station, Units 1 and 2; Byron Station, Units 1 and 2; Dresden Nuclear Power Station, Units 1, 2 and 3; LaSalle County Station, Units 1 and 2; Quad Cities Nuclear Power Station, Units 1 and 2; and Zion Nuclear Power Station, Units 1 and 2. These interests would be transferred by ComEd to a new generating company, GENCO, to be formed in connection with the proposed merger of Unicom Corporation (Unicom), the parent company of ComEd, and PECO Energy Corporation (PECO). The actual name of GENCO will be provided to the NRC

December 20, 1999
U.S. Nuclear Regulatory Commission
Page 2


as soon as it is determined, which will be well in advance of the time requested for NRC approval of the proposed license transfers.

ComEd requests that the NRC consent to these transfers and authorize GENCO to possess, use, and operate the nuclear facilities under essentially the same terms and conditions included in the present operating licenses. No physical changes will be made to any of these facilities as a result of the merger, and there will be no change in day-to-day operation of the facilities. In addition, pursuant to 10 CFR 50.90, "Application for Amendment of License or Construction Permit," ComEd requests NRC approval of certain administrative amendments to conform the operating licenses and Technical Specifications (TS) for the above nuclear stations to reflect the proposed transfers.

On September 22, 1999, Unicom and PECO entered into a merger agreement. The merger will result in the formation of a new holding company. Exelon Corporation (Exelon), which will be registered under the Public Utility Holding Company Act of 1935, As a result of the merger, the existing utility and non-utility businesses of Unicom and PECO will be organized into subsidiaries of Exelon.

Exelon will have several subsidiaries, including ComEd, PECO, and GENCO. ComEd will remain an Illinois regulated public utility that will continue to perform its current transmission and distribution (T&D) functions. PECO will remain a Pennsylvania regulated public utility that will continue to perform its current T&D functions. GENCO will be a Pennsylvania corporation that will own, operate, and market power from the electrical generating Units currently owned arid operated by PECO and ComEd, and will engage in power marketing operations. GENCO will also acquire PECO's ownership interest in AmerGen Energy Company, LLC (AmerGen). ComEd and PECO will obtain all or part of their generation supply from GENCO.

PECO will separately apply to the NRC for consent to direct license transfers for the nuclear stations currently owned and/or operated by PECO. AmerGen also will be submitting separately a request for NRC consent to the transfer of PECO's interest in AmerGen to GENCO.

ComEd's and PECO's existing nuclear organizations and personnel wilt be assigned to GENCO, and the nuclear employees will become employees of GENCO or a wholly-owned subsidiary of GENCO. A Nuclear Group (NG) will be created within GENCO to operate the nuclear Units that are owned and operated by ComEd and PECO. Oliver
D. Kingsley, Jr., the current President and Chief Nuclear Officer (CNO) of ComEd's Nuclear Generation Group, will become the President and CNO of the GENCO NG. The NG management team, including the respective Site Vice Presidents, will be responsible for safe nuclear operations It will establish standards, programs and processes, provide support, and exercise oversight to maintain safe and reliable operation of the nuclear Units. The existing onsite organizations will remain essentially unchanged as a result of the creation of the NG.

December 20, 1999
U.S. Nuclear Regulatory Commission
Page 3

The merger and the creation of the GENCO NG will bring together two strong and experienced nuclear management teams. In integrating the current nuclear management teams and organizations of ComEd and PECO, the GENCO NG will maintain effective programs, processes, and management controls, including the adoption of best practices, to meet high standards for safe and reliable nuclear operation. The NG will, to the extent practicable, standardize processes and work practices across the organization. In addition, ComEd has previously implemented thirteen Strategic Reform Initiatives for its nuclear Units, focusing the organization on operating fundamentals such as operational excellence, material condition, and regulatory required programs. These initiatives have been fundamental to ComEd's success in achieving and sustaining high levels of performance at its plants. All nuclear operations will be guided by the operating principles embodied by these initiatives. Specifically, the management approach that supports these initiatives, which includes an emphasis on high standards, clearly defined responsibilities, accountability, and top performance, will be applied by the GENCO NG senior management team to all of the nuclear Units operated by GENCO.

The attached application contains the information as required by 10 CFR 50.80 to demonstrate that:

     (1) GENCO will possess the requisite technical and financial qualifications to own and operate these facilities;

     (2) GENCO will not be owned, controlled, or dominated by an alien, a foreign corporation or a foreign government;

     (3) The proposed transfers and conforming administrative amendments do not raise any significant safety or regulatory issues; and

     (4)  The proposed transfers do not require antitrust review by the NRC.

In summary, GENCO will be qualified to hold the licenses for these facilities, and the proposed transfers will be consistent with the requirements set forth in the Atomic Energy Act, NRC regulations, and relevant NRC licenses and orders, and will not have any adverse impact on the public health and safety or be inimical to the common defense and security.

With regard to the conforming amendments to the license and TS, these changes fall within the NRC's generic finding of no significant hazards consideration under 10 CFR 2.1315(a). Information supporting categorical exclusion from environmental review under 10 CFR 51.22 is also provided. The proposed conforming administrative license and TS changes have been reviewed and approved in accordance with the ComEd Quality Assurance Program.

ComEd is notifying the State of Illinois of this request for approval of conforming license and TS changes by transmitting a copy of this letter and attachments to the designated State Official.

December 20, 1999
U.S. Nuclear Regulatory Commission
Page 4


The Closing Date of the PECO/Unicom merger, and the proposed transfer of assets and personnel to GENCO, is dependent upon completing certain regulatory notifications 'and receipt of certain regulatory approvals, including notification to the Illinois Commerce Commission and approvals from the Pennsylvania Public Utility Commission, the Securities and Exchange Commission, and the Federal Energy Regulatory Commission. The Closing Date is also dependent upon the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1978. Unicom and PECO intend to consummate the merger at the earliest practicable date following receipt of all required regulatory approvals. Therefore, ComEd requests that the NRC issue an order approving the transfers to GENCO and the associated conforming license and TB changes by June 30, 2000. ComEd also requests that the NRC specify that the license transfers end amendments be effective immediately, authorizing completion of the transfers at any time through 12 months following the date of NRC approval. This will allow sufficient time for receipt of other regulatory approvals needed prior to closing on the merger, completion of administrative actions necessary to complete the transactions, and contingencies. ComEd and PECO will keep the NRC Informed if there are any significant changes in the status of the other required approvals or other developments that have an impact on this schedule.

This submittal includes proprietary information in Enclosure 7P. Because this enclosure contains confidential financial information, as described in the Affidavit of Robert E. Berdelle, provided in Enclosure 9, ComEd requests that this information be withheld from public disclosure pursuant to 10 CFR 2.790(a)(4), "Public Inspections, Exemptions, Requests for Withholding. A non-proprietary version of this attachment, suitable for public disclosure, is provided as Enclosure 7.

If you have any questions about this letter, please contact R. M. Krich at (630) 663-7330.

Respectfully,




O.D. Kingsley, Jr.
President and Chief Nuclear Officer
Nuclear Generation Group

Attachment

cc:         Regional Administrator -- NRC Region III
            NRC Senior Resident Inspector -- Braidwood Station
            NRC Senior Resident Inspector -- Byron Station
            NRC Senior Resident inspector -- Dresden Nuclear Power Station NRC Senior Resident Inspector --, LaSalle County Station

December 20, 1999
U.S. Nuclear Regulatory Commission
Page 5

            NRC Senior Resident Inspector -- Quad Cities Nuclear Power Station Office of Nuclear Facility Safety -- IDNS

               APPLICATION FOR LICENSE TRANSFERS AND CONFORMING
               ------------------------------------------------
                       ADMINISTRATIVE LICENSE AMENDMENTS
                       ---------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                                                                              PAGE
                                                                                                                              ----
LIST OF ENCLOSURES.........................................................................................................    iii

LIST OF ENCLOSURES IN PROPRIETARY ADDENDUM.................................................................................      v

I.         INTRODUCTION....................................................................................................      1

II.        PURPOSE OF THE TRANSFERS AND NATURE OF THE TRANSACTION
           MAKING THE TRANSFERS NECESSARY OR DESIRABLE.....................................................................      3

III        GENERAL CORPORATE INFORMATION REGARDING
           EXELON AND GENCO................................................................................................      4

           A.    NAME OF TRANSFEREE........................................................................................      5
           B.    ADDRESS...................................................................................................      5
           C.    DESCRIPTION OF BUSINESS OR OCCUPATION.....................................................................      5
           D.    ORGANIZATION AND MANAGEMENT...............................................................................      5

                 1. State of Establishment and Place of Business...........................................................      5
                 2. Board of Directors.....................................................................................      5
                 3. Principal Executives and Officers......................................................................      5

           E.    FOREIGN PARTICIPATION.....................................................................................      6

IV.        TECHNICAL QUALIFICATIONS OF GENCO...............................................................................      6

           A.    OVERVIEW..................................................................................................      6
           B.    ORGANIZATIONAL STRUCTURE..................................................................................      7
           C.    MANAGEMENT PERSONNEL AND RESPONSIBILITIES.................................................................      8
           D.    TECHNICAL SUPPORT.........................................................................................     10
           E.    CONCLUSIONS...............................................................................................     10

V.         FINANCIAL QUALIFICATIONS OF GENCO...............................................................................     11

           A.    PROJECTED OPERATING REVENUES AND OPERATING COSTS..........................................................     11
           B.    DECOMMISSIONING FUNDING ASSURANCE.........................................................................     11

VI.        ANTITRUST CONSIDERATIONS........................................................................................     12

VII        RESTRICTED DATA AND CLASSIFIED NATIONAL SECURITY
           INFORMATION.....................................................................................................     12

VIII.      ENVIRONMENTAL CONSIDERATIONS....................................................................................     13

IX.        ADDITIONAL INFORMATION REGARDING SPECIFIC REGULATORY REQUIREMENTS,
           PLANS, PROGRAMS AND PROCEDURES..................................................................................     13

           A.    OFFSITE POWER CONSIDERATIONS..............................................................................     13
           B.    EMERGENCY PLANNING........................................................................................     13
           C.    EXCLUSION AREAS...........................................................................................     14
           D.    SECURITY..................................................................................................     14
           E.    QUALITY ASSURANCE PROGRAM.................................................................................     14
           F.    UPDATED FINAL SAFETY ANALYSIS REPORTS.....................................................................     15
           G.    TRAINING..................................................................................................     15
           H.    PRICE-ANDERSON INDEMNITY AND NUCLEAR INSURANCE............................................................     15
           I.    STANDARD CONTRACT FOR DISPOSAL OF SPENT NUCLEAR FUEL......................................................     15

X.         OTHER REQUIRED REGULATORY APPROVALS.............................................................................     15

XI.        EFFECTIVE DATE..................................................................................................     16

XII.       CONCLUSION......................................................................................................     16

                               LIST OF ENCLOSURES
                               ------------------

Enclosure 1  Organization Chart: Proposed Corporate Structure of Exelon and
             Principal Subsidiaries

Enclosure 2  Agreement and Plan of Exchange and Merger

Enclosure 3  1996,1997, and 1998 Annual Reports of PECO Energy Company

Enclosure 4  1996,1997, and 1998 Annual Reports of Unicom Corporation

Enclosure 5  GENCO Nuclear Group Organizational Structure

Enclosure 6  Resumes of Key Nuclear Executives of GENCO

Enclosure 7  Projected Income Statement and Opening Balance Sheet of GENCO (Non-
             Proprietary Version)

Enclosure 8  Affidavit of Oliver D. Kingsley, Jr.

Enclosure 9  10 CFR 2.790 Affidavit of Robert E. Berdelle

Enclosure 10 Safety Analysis of Request for Conforming Operating License,
             Technical Specifications, and Environmental Protection Plan Amendments

             A.   Description of the Proposed Changes

             B.   Safety Analysis of the Proposed Changes

             C.   Impact on Previous Submittals

             D.   References

             E. Information Supporting a Finding of No Significant Hazards Consideration

Enclosure 11 Marked-up Pages for Proposed Changes Related to Braidwood Station,
             Units 1 and 2

Enclosure 12 Marked-up Pages for Proposed Changes Related to Byron Station,
             Units 1 and 2

Enclosure 13 Marked-up Pages for Proposed Changes Related to Dresden Nuclear
             Power Station, Units 1, 2, and 3

Enclosure 14 Marked-up Pages for Proposed Changes Related to LaSalle County
             Station, Units 1 and 2

Enclosure 15 Marked-up Pages for Proposed Nuclear Power Station, Units 1 and 2

Enclosure 16 Marked-up Pages for Proposed Changes Related to Zion Nuclear Power
             Station, Units 1 and 2

                  LIST OF ENCLOSURES IN PROPRIETARY ADDENDUM
                  ------------------------------------------

The following proprietary enclosure is in a separately bound Proprietary Addendum to the Application:

Enclosure 7P Projected Income Statement and Opening Balance Sheet of GENCO
             (Proprietary Version)

               APPLICATION FOR LICENSE TRANSFERS AND CONFORMING
                       ADMINISTRATIVE LICENSE AMENDMENTS


I.  INTRODUCTION

    Unicom Corporation (Unicom), an Illinois corporation, is the parent company of Commonwealth Edison (ComEd) Company. ComEd is currently the licensed owner and operator of Braidwood Station, Units 1 and 2; Byron Station, Units 1 and 2; Dresden Nuclear Power Station, Units 1, 2, and 3; LaSalle County Station, Units 1 and 2; and Zion Nuclear Power Station, Units 1 and 2. ComEd is also licensed to own 75% of Quad Cities Nuclear Power Station, Units 1 and 2, and to operate the Quad Cities Units./1/

     PECO Energy Company (PECO), a Pennsylvania corporation, is currently the owner of Peach Bottom Atomic Power Station, Unit 1, holds a 42.49% ownership interest in Peach Bottom Atomic Power Station, Units 2 and 3, and is the licensed operator of all three Peach Bottom Units./2/ PECO is also the sole owner and operator of the Limerick Generating Station, Units 1 and 2, and holds a 42.59% ownership interest in the Salem Generating Station, Units 1 and 2, which are operated by Public Service Electric & Gas Company (PSE&G)./3/

     On September 22, 1999, Unicom and PECO entered into an Agreement and Plan of Exchange and Merger (Merger Agreement) which will result in the formation of a combined company, Exelon Corporation (Exelon). Exelon will be a Pennsylvania corporation and a registered holding company under the Public Utility Holding Company Act (PUHCA) of 1935, as amended. Exelon will have several principal subsidiaries, including: ComEd; PECO; and GENCO./4/ ComEd will remain an Illinois regulated public utility that will continue to own and operate the transmission and distribution (T&D) assets currently held by ComEd. PECO will remain a Pennsylvania regulated public utility that will continue to own and operate the T&D assets currently held by PECO. GENCO wilt be a Pennsylvania corporation that will own and operate the nuclear electrical generating Units currently owned and operated by ComEd and
_____________________
/1/ MidAmerican Energy Company is the owner of 25% of Quad Cities Nuclear Power Station, Units 1 and 2. MidAmerican's non-operating ownership share is not involved in this application.

/2/ Pursuant to Purchase Agreements with Delmarva Power & Light Company and Atlantic City Electric Company, dated September 27, 1999, PECO will acquire an additional 7.51 % ownership interest in Peach Bottom Atomic Power Station, Units 2 and 3. When these transactions are completed, PECO will hold a 50% ownership interest in each of these Units.

/3/ The ownership and operating interests in the Peach Bottom Atomic Power Station and Salem Generating Station Units that are not held by PECO, including those held by Public Service Electric & Gas Company (PSE&G), are not involved in this application. A request for conforming changes to the licenses and technical specifications for the Salem Generating Station Units will be submitted separately by PSE&G.

/4/ The actual name of GENCO has yet to be determined. The parties will notify the NRC once the actual name is selected, which will be well in advance of the time requested for issuance of an NRC order approving the license transfers and associated conforming license amendments.

PECO and the fossil-fired electrical generating Units currently owned and operated by PECO, and will engage in other business activities, including the sale of electricity at wholesale./5/ A schematic of the corporate structure resulting from the Unicom/PECO merger is presented in Enclosure 1.

     In connection with these transactions, and in accordance with 10 CFR 50.80, "Transfer of Licenses" ComEd requests that the NRC issue an order consenting to the transfer to GENCO of ComEd's interests in the following Facility Operating
Licenses:

          License No. NPF-72 (Braidwood Station, Unit 1)
          License No. NPF-77 (Braidwood Station, Unit 2)
          License No. NPF-37 (Byron Station, Unit 1)
          License No. NPF-66 (Byron Station, Unit 2)
          License No. DPR-2 (Dresden Nuclear Power Station, Unit 1) License No. DPR-19 (Dresden Nuclear Power Station, Unit 2) License No. DPR-25 (Dresden Nuclear Power Station, Unit 3) License No. NPF-11 (LaSalle County Station, Unit 1)
          License No. NPF-18 (LaSalle County Station, Unit 2)
          License No. DPR-29 (Quad Cities Nuclear Power Station, Unit 1) License No. DPR-30 (Quad Cities Nuclear Power Station, Unit 2) License No. DPR-39 (Zion Nuclear Power Station, Unit 1) License No. DPR-48 (Zion Nuclear Power Station, Unit 2)

     ComEd requests that the NRC consent to these transfers and authorize GENCO to own and/or operate the facilities on essentially the same terms and conditions included in the existing licenses. No physical changes will be made to the facilities as a result of the transfers, and there will be no significant changes in their day-to-day operation. ComEd's and PECO's existing nuclear organizations will be transferred to GENCO, and nuclear employees of ComEd end PECO will became employees of GENCO or a wholly-owned subsidiary of GENCO.

     ComEd also requests, in accordance with 10 CFR 50.90, "Application for Amendment of License or Construction Permit," NRC approval of certain administrative amendments to conform the licenses and Technical Specifications
(TS) for these facilities to reflect the proposed transfers. Mark-ups of the licenses and TS showing the necessary conforming changes are provided in Enclosures 10 through 16, as are the associated evaluations conducted in accordance with 10 CFR 50.91, "Notice for Public Comment; State Consultation," confirming that these changes do no more than reflect the proposed license transfer and involve no significant hazards consideration, consistent with the generic finding of no significant hazards in 10 CFR 2.1315(a).

     Additionally, PECO is a 50% owner of AmerGen Energy Company, LLC (AmerGen), a company owned by PECO and British Energy, Inc., which owns and operates nuclear power plants in the United States. AmerGen is submitting a separate application pursuant to 10 CFR

_____________________
/5/ Other activities or assets being transferred to GENCO include PECO's and Unicom's power marketing operations and PECO's interests in hydroelectric generating facilities.

50.80, seeking NRC consent for the transfer to GENCO of PECO's ownership interest in AmerGen./6/


II. PURPOSE OF THE TRANSFERS AND NATURE OF THE TRANSACTION MAKING THE TRANSFERS NECESSARY OR DESIRABLE

     The merger of Unicom and PECO, and the coincident transfer of electrical generating assets to GENCO, are in response to the overall restructuring of the electric utility industry in the United States, and are in furtherance of legislation and regulatory orders in Pennsylvania and Illinois to promote restructuring and competition in the electric industry. The merger of Unicom and PECO will strengthen the merged companies' T&D capability, will create a diversified and efficient generating company to provide power for sale in the restructured competitive electricity market, and will improve the safety, reliability, and efficiency of all of the functions of the merging companies. The creation of GENCO will enhance competition in the restructured electric industry, will separate Exelon's generation activities from regulated T&D activities, and will enhance the overall financial and operational flexibility of Exelon,

     The integration of ComEd's and PECO's nuclear organizations will enhance the continued safe operation of the nuclear facilities currently owned and operated by ComEd and PECO. ComEd and PECO are among the largest and most experienced owners and operators of nuclear power plants in the United States. The nuclear management teams of both companies have demonstrated the ability to operate their nuclear facilities reliably and safely, and to achieve and sustain performance improvement. The senior members of these management teams will be part of the GENCO management team. A Nuclear Group (NG) will be created within the GENCO to operate the nuclear Units. The NG will combine the resources and expertise of both organizations under one Chief Nuclear Officer of the GENCO NO. The NG organization will be built on a model enabling it to support all of the nuclear Units operated by GENCO and to maintain high standards and effective programs, processes, management controls, and best practices.

     In addition, the transfer to GENCO of all of the existing nuclear, fossil, and hydroelectric generating assets of PECO and ComEd, along with the existing power marketing operations of PECO and ComEd, will provide GENCO with substantial assets, revenues, and other financial


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/6/ AmerGen is a Delaware limited liability company owned by PECO and British Energy, Inc. AmerGen owns and operates nuclear plants in the United States. The NRC has recently consented to the transfers of ownership and operating responsibility for Three Mile Island Unit 1 (TMI-1) (License No. DPR-50) and Clinton Power Station (Operating License No. NPF-62) to AmerGen. See GPU Nuclear, Inc. (Three Mile Island, Unit No. 1), Order Approving Transfer of License and Conforming Amendment, 64 Fed. Rag. 19,202 (April 19, 1999); Illinois Power Company (Clinton Power Station), Order Approving Transfer of License and Conforming Amendment, 64 Fed. Reg. 67598. AmerGen has also recently submitted License Transfer Applications to the NRC for the Nine Mile Point Nuclear Station (Operating License Not DPR-'63 and NPF-69) and the Oyster Creek Nuclear Generating Station (Operating License No. DPR-16). See Application for Orders and Conforming Administrative Amendments for License Transfers for Nine Mile Point Units 1 & 2 (DPR-63 and NPF-69) (September 10, 1999); Application for Order and Conforming Administrative Amendments for License Transfer for Oyster Creek Station (DPR-16) (November 5,1999).

resources to pay for any capital expenditures or operations and maintenance costs required to ensure nuclear safety.

     As described previously, coincident with the transfer of licensee and generating assets, PECO and Unicom will combine to form Exelon as of the "Closing Date," as defined in the Merger Agreement, once all conditions precedent are satisfied and regulatory approvals are obtained. The Merger Agreement is included as Enclosure 2. On or about the Closing Date, the following events will occur:

     (a) GENCO will assume ownership of the nuclear, fossil, and hydroelectric generating Units currently owned by ComEd and PECO, excluding certain switchyard and transmission facilities which will remain with PECO and ComEd; GENCO also will assume responsibility for the safe operation, maintenance, and eventual decommissioning of the nuclear facilities;

     (b) PECO's nuclear employees located at the Limerick Generating Station, Peach Bottom Atomic Power Station, in PECO's nuclear support offices in Wayne, Pennsylvania, and other locations, will become employees of GENCO or a wholly-owned GENCO subsidiary, end will support GENCO's nuclear operations. Similarly, ComEd's nuclear employees at the Braidwood Station, Byron Station, Dresden Nuclear Power Station, LaSalle County Station, Quad Cities Nuclear Power Station, and Zion Nuclear Power Station, and ComEd's nuclear support personnel in Downers Grove, Illinois, and other locations will become employees of GENCO or a wholly-owned GENCO subsidiary and will support GENCO's nuclear operations;

     (c) Interconnection Agreements and/or operating protocols between GENCO and PECO, and between GENCO and ComEd, will take effect, ensuring the continued availability of offsite power to the nuclear Units in accordance with all applicable regulatory requirements. GENCO may also contract for additional transmission service and for back-up power to the sites consistent with NRC requirements,

III. GENERAL CORPORATE INFORMATION REGARDING EXELON AND GENCO

     GENCO will be a wholly-owned subsidiary of Exelon, a corporation formed under the laws of Pennsylvania resulting from the merger of PECO and Unicom. Exelon will be a registered holding company subject to Securities and Exchange Commission (SEC) regulation under the PUHCA. Exelon's headquarters and principal place of business will be located at 10 South Dearborn Street, Chicago, Illinois, 60690-3000. Upon the receipt of the necessary regulatory approvals, Exelon will become a publicly traded company on the New York Stock Exchange, whose shares will be widely held, initially by the current shareholders of PECO and Unicom. Exelon will become the parent holding company of GENCO, PECO, ComEd, and non-utility subsidiaries. The entire Exelon Board of Directors has not yet been named, but Mr. Corbin A. McNeill, Jr. will become Chairman of the Board of Directors of Exelon upon completion of the merger of PECO and Unicom, and Mr. John W. Rowe will be the Chairman of the Executive Committee of Exelon's Board of Directors. Other directors of Exelon will be selected from the existing Boards of Directors of PECO and Unicom.

     A.   NAME OF TRANSFEREE

     GENCO

     B.   ADDRESS

     GENCO's headquarters will be located at:
     960 Chesterbrook Boulevard
     Wayne, Pennsylvania 19087-5691

     C.   DESCRIPTION OF BUSINESS OR OCCUPATION

     GENCO will be a corporation formed to own, operate, and acquire nuclear and other electric generating stations; to engage in the sale of electrical energy; and to perform other business activities. GENCO will be a wholly-owned corporate subsidiary of Exelon, a corporation formed under the laws of Pennsylvania.

     Copies of the PECO and Unicom 1996, 1997, and 1998 Annual Reports are provided in Enclosures 3 and 4, respectively.

     D.   ORGANIZATION AND MANAGEMENT

          1.   State of Establishment and Place of Business

     GENCO will be organized under the laws of the Commonwealth of Pennsylvania. GENCO's principal place of business will be in the Commonwealth of Pennsylvania.

          2.   Board of Directors

     The business and affairs of GENCO will be conducted under the direction of a Board of Directors, who will be elected by Exelon, the sole shareholder of GENCO. Mr. Corbin A. McNeill, Jr. will be the Chairman of the Board. Mr. McNeill is a United States citizen. The parties will provide the names, addresses, and citizenship of the remaining members of the GENCO Board of Directors once they are identified. Currently, the intention is for these members to be initially drawn from the current senior management and/or Boards of Directors of PECO, Unicom, and ComEd.

          3.   Principal Executives and Officers

     The names, titles, addresses, and citizenship of the principal executives and officers of GENCO are as follows. Mr. Corbin A. McNeill, Jr. will be the Chief Executive Officer. Mr. McNeill is a U.S. citizen. His address is 965 Chesterbrook Boulevard, Wayne, Pennsylvania 19807-5691. Mr. Oliver D. Kingsley, Jr. will be President of GENCO's Nuclear Group and Chief Nuclear Officer. Mr. Kingsley is a U.S. citizen His address is 1400 Opus Place, Suite 900, Downers Grove, Illinois 60515. GENCO's Nuclear Group will also have a Chief Operating

Officer, who has yet to be named. The names, addresses, and citizenship of additional executives and officers will be provided.

     E.   FOREIGN PARTICIPATION

     GENCO will not be owned, dominated, or controlled by foreign interests. GENCO will be a U.S. corporation that is a wholly-owned subsidiary of Exelon, a U.S. corporation. Pursuant to the Merger Agreement, Exelon's stock will initially be held by the current shareholders of PECO and Unicom, and will continue to be widely held and traded on the New York Stock Exchange.

IV.  TECHNICAL QUALIFICATIONS OF GENCO

     A.   OVERVIEW

     The technical qualifications of GENCO to carry out its licensed responsibilities will meet or exceed the technical qualifications of ComEd's and PECO's current organizations as described in the Updated Final Safety Analysis Reports (UFSARs) or the Defueled Safety Analysis Reports (DSARs) for the facilities involved. Indeed, the proposed merger will bring together two of the nation's most experienced nuclear management teams, with demonstrated experience in achieving and sustaining safe and reliable nuclear unit operations.

     When the proposed license transfers and amendments become effective, GENCO will assume responsibility for, and control over, the operation of the current ComEd and PECO nuclear plants. Additional plants may be integrated into the NG in the future. The nuclear organizations of ComEd and PECO will be combined into one organization - the NG - which will be responsible for appropriate standards, programs, processes, management controls, and support for the nuclear facilities being transferred to GENCO. Oliver D. Kingsley, Jr., the current President and Chief Nuclear Officer of ComEd's Nuclear Generation Group, will become the President and Chief Nuclear Officer (CNO) of the new GENCO NG. PECO's existing nuclear employees at the Limerick Generating Station and Peach Bottom Atomic Power Station, and its nuclear employees at PECO's Wayne, Pennsylvania office and other locations, will be transferred to GENCO and will become employees of GENCO or a wholly-owned GENCO subsidiary. Similarly, the nuclear employees of ComEd at its nuclear sites, its Downers Grove, Illinois office and other locations will be transferred to GENCO and will become employees of GENCO or a wholly-owned GENCO subsidiary. The NO headquarters will be located in the Greater Chicago, Illinois area (currently Downers Grove, IL). Headquarters employees may be deployed at other NO locations.

     In light of the size of the combined ComEd and PECO nuclear operating fleet, an organizational model will be adopted, designed to provide:

     1) a single CNO accountable for overall management, leadership, performance, and nuclear safety;

     2) a manageable span of control over the nuclear Units by the nuclear management team;

     3) implementation of high standards, best practices, effective programs and processes, and management controls; and

     4)   effective oversight, support and service functions for the nuclear
          Units,

     The NG structure is based upon an overriding philosophy of an engaged nuclear management team that establishes and enforces high standards and clear accountabilities, focuses on effective nuclear support, assures the sharing and implementation of best practices, and effectively exercises oversight of licensed activities. The NG organization will be managed as a single cohesive entity, with a common vision, a shared mandate for regulatory compliance and performance excellence, and consistent standards, programs, practices, and management controls. Management will apply a philosophy emphasizing operational excellence, excellent material condition, and the use of a well-defined process to identify and address performance gaps relative to industry top performers by monitoring of meaningful performance indicators.

     B.   ORGANIZATIONAL STRUCTURE

     Enclosure 5 is an organizational chart for GENCO illustrating the post-transfer management structure and reporting relationships for the nuclear stations thin GENCO will own, operate, and manage.

     The organization model consists of the NG headquarters functions, Regional Operating Groups (ROGs), and the nuclear sites. Span of control and geographic location will be the principal considerations in the makeup of the ROGs. Additional plants may be integrated into these initial ROGs or additional ROGs may be formed as necessary to ensure effective management controls, support, and oversight.

     Direct responsibility and accountability for the safe and reliable operation of the plants will reside in line management, from the Site Vice Presidents up through the Regional Operating Group Vice Presidents and Chief Operating Officer, ultimately residing with the CNO. The NG will also include senior managers and their staffs responsible for the areas of nuclear support services, nuclear oversight, business operations, human resources, and administrative functions. The support services will include generation support (e.g., radiation protection, operations, maintenance), engineering, regulatory services, and training, which are currently provided by the PECO and ComEd corporate nuclear organizations. The NG headquarters, in conjunction with the ROGs, will to the extent practicable implement standardized programs, processes, and management controls that support the highest level of operation. Support for the nuclear plants in areas such as regulatory programs, oversight and assessment of the implementation of these programs, and development of consistent standards, programs, processes, and practices will be provided by these organizations.

     As described above, each of the individual facilities will be assigned to a ROG. The existing onsite organizational structures, responsibilities, and reporting chains are not being changed as a result of the proposed license transfers. The onsite management and technical support structure will continue to conform to the pertinent provisions in each facility's UFSAR, DSAR, or Technical Specifications, as applicable.

     With respect to the permanently shutdown Units, the onsite staffs will have responsibility for maintaining the facilities in their long term, sate storage mode until decontamination and dismantlement begins. The headquarters support organizations, ROG, and associated operating nuclear unit organizations will provide additional support.

     C.   MANAGEMENT PERSONNEL AND RESPONSIBILITIES

     As shown in Enclosure 5, the reporting relationships among the principal GENCO executive officers and managers involved in the management of nuclear power facilities will be as follows:

     . The Co-Chief Executive Officer (CEO) of Exelon, Corbin A. McNeill, Jr., will serve as the CEO of GENCO. The NG, the other generation organizations (i.e., fossil-fueled, hydroelectric), and the power marketing and trading businesses of GENCO will report to the CEO. The CEO will have responsibility for overall GENCO corporate policy.

     . The Chief Nuclear Officer (CNO) of the NG, Oliver D. Kingsley, Jr., will report to the GENCO CEO. The CNO will be the senior corporate executive with all the necessary authority and full responsibility for the safe and reliable operation of the nuclear facilities operated by GENCO. The CNO will not have any non-nuclear ancillary responsibilities.

     . The Chief Operating Officer (COO) of the NG will report to the CNO. The COO of the NG will have responsibility for the overall day-to-day operations of the Regional Operating Groups. The COO position will be filled by an individual who possesses senior nuclear management experience.

     . The Vice Presidents for the ROGs will report to the COO. The ROG Vice Presidents wilt be responsible and accountable for the safe and reliable operation of the nuclear Units within their particular ROG. The ROG Vice President positions will be filled with individuals who possess senior nuclear management experience.

     . A Vice President, Corporate Nuclear Support, will report to the CNO and will have responsibility, in conjunction with the ROGs and the COO, for providing support to the sites in defining and implementing standards, programs, processes and best practices in areas such as engineering, nuclear supply, regulatory services, nuclear fuels, generation support (e.g., chemistry, radiation protection), project management, and information services, and will monitor performance in these areas. This Vice President will also manage projects associated with those Units that are permanently shutdown (i.e., Peach Bottom Atomic Power Station, Unit 1, Dresden Nuclear Power Station, Unit 1, and Zion Nuclear Power Station, Units 1 and 2).

     . A Vice President, Nuclear Oversight and Safety Review, will report directly to the CNO and be the executive responsible for ensuring that the activities of the oversight organization, including audits, quality control, and assessments of the operating organization, are carried out. A Nuclear Oversight Director responsible for Quality Assurance will be assigned to each ROG. The ROG Nuclear Oversight Directors will report directly to the Vice President, Nuclear Oversight and Safety Review.

     . A Vice President, Human Resources and Administration, will report to the CNO and will be responsible for human resource policies and programs in support of the NG organization, and for carrying out other administrative duties. This Vice President will be responsible for monitoring performance in implementing the above.

     . A Vice President. Business Operations, will report to the CNO and will be responsible for NG business management processes, including annual and long-term business planning and goals, performance indicator data, and operating efficiencies and cost controls. This Vice President will be responsible for monitoring performance in implementing the above.

     . A Site Vice President will be assigned for each operating nuclear site. The Site Vice President will report to the Vice President of the appropriate ROG. The Site Vice President will be the senior executive on site responsible for overall plant nuclear safety and for compliance with the NRC operating license. The Site Vice President will provide day-to-day direction and management oversight of activities associated with the safe and reliable operation of the facility. It is expected that the incumbents will remain as the Site Vice Presidents once the merger is complete.

     . Chairpersons of the Nuclear Safety Review Boards (NSRBs) will report directly to the CNO and will advise the Vice President, Nuclear Oversight and Safety Review. These Chairpersons will be responsible for the independent review and audit function for the nuclear Units operated by GENCO.

     Enclosure 6 includes resumes detailing the specific educational background and experience for the key GENCO and NG executive management personnel who will be responsible for the nuclear program- Specifically, resumes are included for Mr. McNeill and Mr. Kingsley./7/

_______________________
/7/ The personnel at each nuclear station, including senior managers, will be essentially unchanged as a result of the merger. However, as is common for the management and staff at operating nuclear power plants, individuals routinely transfer to other positions within the same company, retire, resign, or transfer to positions at other sites. Thus, it is to be expected that additional experienced personnel may join the site organizations during the period leading up to arid after the license transfer. Similarly, changes in titles within the organization may occur. Similar changes may be expected to occur within the PECO and ComEd corporate nuclear organizations. Prior to the transfer, decisions regarding such changes will be made by the current licensee, and following the transfer, such decisions will be made by GENCO. Any new personnel assigned to the nuclear stations will meet all existing qualifications requirements in accordance with the licenses and technical specifications of those stations.

     D.   TECHNICAL SUPPORT

     The existing technical support organizations for the nuclear stations currently operated by ComEd and PECO, as described in the UFSAR or DSAR for those stations, are currently located at the plant sites or at the Wayne, Pennsylvania or Downers Grove, Illinois, nuclear support offices. These organizations and personnel will continue to perform technical support functions for their respective stations on behalf of GENCO. The functions, responsibilities, and reporting relationships of these organizations, especially as they relate to activities important to the safe operation of each station, will continue to be clear and unambiguous.

     Support functions relating to information technology, the Public Information Centers, and the back-up Emergency Operations Facilities will either be transferred from PECO/ComEd to GENCO, provided by another organization within Exelon, provided by contract, or created within GENCO.

     PECO and ComEd will also transfer the assets related to the nuclear Units that GENCO will need to maintain and operate the Units in accordance with NRC requirements. In addition to plant and equipment, necessary books, operating records, operating safety and maintenance manuals, engineering design plans, documents, blueprints and as-built plans, specifications, procedures, and similar items will be transferred. The records that the NRC requires a licensee to maintain are located and maintained at the nuclear plant sites or, in the nuclear support offices and will be transferred to GENCO. GENCO will also ensure that it acquires custody or control of, or access to, any important documents needed for operation at the nuclear plants or compliance with NRC requirements presently owned by PECO or ComEd that may currently be in other locations. Further, any necessary contracts with Architect Engineers, Nuclear Steam Supply System (NSSS) suppliers, and other major vendors, will be assigned to GENCO, if possible, or other appropriate contracts will be obtained by GENCO on a timely basis. Other contracts and contractor relationships relating to these nuclear facilities will also be assigned or transferred to GENCO.

     E.   CONCLUSIONS

     The information presented above describes the organizational groups, key executive positions, reporting relationships, and responsibilities that will exist in the GENCO NG for accomplishing the activities associated with the support and operation of the nuclear Units to be owned and operated by GENCO. Clear management control and effective lines of authority and communications will exist between the organizational Units involved in the management, operation, and support of the nuclear Units. Breadth and level of experience, and availability of personnel off site, will exist to provide support for operation of the facilities. Moreover, following the proposed merger, the nuclear onsite organizations and staff will be essentially the same as currently approved by the NRC and as reflected in the governing UFSARs, DSARs and Technical Specifications. Accordingly, GENCO will be technically qualified to became the licensee for the nuclear Units which are the subject of the proposed license transfers.

V.   FINANCIAL QUALIFICATIONS OF GENCO

     A.   PROJECTED OPERATING REVENUES AND OPERATING COSTS

     GENCO will own, operate, and market power from nuclear, fossil, and hydroelectric generating Units. GENCO will sell electricity to electric utility affiliates and will market electricity pursuant to rate tariffs approved by the Federal Energy Regulatory Commission. GENCO will also possess the financial qualifications to meet the applicable requirements of it) CFR 5033(1), "Contents of Applications; General Information," for non-electric utility licensees. Specifically, GENCO will possess, or will have reasonable assurance of obtaining, the funds necessary to cover the estimated operating costs for the period of the facility licenses in accordance with 10 CFR 50.33(f)(2).

     ComEd and PECO have prepared a Projected Income Statement for GENCO operations from January 1, 2001 through December 31, 2005. The GENCO Projected Income Statement is included in Enclosures 7 and 7P/8/ In accordance with the NRC Standard Review Plan on Power Reactor Licensee Financial Qualifications and Decommissioning Funding Assurance (NUREG-1557, Rev. 1) (SRP), this Projected Income Statement provides the estimated total annual operating costs for the nuclear facilities to be owned by GENCO. The source of funds to cover these operating costs will be operating revenues. The Projected Income Statement shows that the anticipated revenues from sales of capacity and energy by GENCO provides reasonable assurance of adequate funds to meet GENCO's ongoing operating expenses. The projected revenues from the safe of electricity from the nuclear Units alone are expected to provide sufficient income to cover the total operating costs of GENCO's nuclear Units. In addition, there will be substantial additional revenues available from sales of electricity from the more than 5000 MWe of capacity in the fossil-fired and hydroelectric generating stations to be owned and operated by GENCO, as well as revenues from power marketing and other business operations.

     GENCO's projected assets and revenue streams are more than sufficient to cover its share of costs that might be associated with a six-month shutdown of one or more of the nuclear Units it will own. The GENCO Projected Income Statement and Projected Opening Balance Sheet provided in Enclosure 7P demonstrate that GENCO will have total assets exceeding $9 billion, and annual gross revenues of more than $6 billion, Furthermore, based upon the financial stature of the company, GENCO is expected to have an investment-grade bond rating, which will enable it to raise additional funds as necessary. Accordingly, GENCO will fully meet or exceed the financial qualifications requirements of 10 CFR 50.33(f) and the guidelines of the SRP.

     B.   DECOMMISSIONING FUNDING ASSURANCE

     In accordance with 10 CFR 50.75(b), "Reporting and Recordkeeping for Decommissioning Planning," GENCO will maintain financial assurance for decommissioning

________________________

/8/ Enclosure 7P is separately bound in a proprietary Addendum to this Application. The parties request that Enclosure 7P be withheld from public disclosure pursuant to 10 CFR 2.790, "Public Inspections, Exemptions Requests for Withholding," since it contains confidential commercial or financial information, as described in the Affidavit of Robed E. Berdelle, provided as Enclosure 9. A redacted version, suitable for public disclosure, is provided in Enclosure 7.)

funding that meets the requirements of 10CFR 50.75(e), by maintaining external sinking funds for each of the Units. The mechanism for obtaining funds for future contributions to the external sinking funds differs between Illinois and Pennsylvania, depending upon each state's restructuring legislation./9/

     ComEd, as a rate-regulated electric utility, currently maintains Nuclear Decommissioning Trusts (NDTs) for its Braidwood Station, Byron Station, Dresden Nuclear Power Station, LaSalle County Station, Quad Cities Nuclear Power Station, and Zion Nuclear Power Station Units. The NDTs utilize the external sinking fund financial assurance mechanism provided in 10 CFR 50.75(e)(1)(ii). ComEd currently recovers decommissioning costs through a special tariff authorized by Sections 9-201.5 (220 ILCS 5/9-201.5) and 16-114 (220 ILCS 5/16 -
114) of the Illinois Public Utilities Act, and then makes periodic deposits to the funds over the generating life of the Units. On March 31, 1999, ComEd submitted information to the NRC regarding the status of the NDTs.

     Following the proposed merger, the nuclear decommissioning obligation for the Illinois plants will be assumed by GENCO. The existing NDTs will be dissolved pursuant to 220 ILCS 5/8 - 505.1 and the funds will be transferred to GENCO. GENCO, as the new licensee, will establish new NDTs for the plants and deposit the monies received from ComEd in these trusts. Although ComEd will not be an NRC licensee, ComEd will, pursuant to 220 ILCS 5(16 - 114, retain an obligation to collect going-forward decommissioning fund contributions through the Illinois tariff mechanism, and, as a matter of contract and as necessary to fund decommissioning, will pay the amounts collected to GENCO for deposit to the new NDTs. Therefore, GENCO will have a source of revenues for decommissioning the former ComEd Units that is established by a "cost-of-service" or similar ratemaking regulation within the meaning of 10 CFR 50.75(e)(1)(ii)(A). Also, because ComEd will collect decommissioning funds as a wire charge imposed on electricity in its service area, GENCO will have as its source of revenues for the NDTs a "non-bypassable" charge within the meaning of 10 CFR 50.75(e)(1)(ii)(B).

VI.  ANTITRUST CONSIDERATIONS

     The NRC has determined that antitrust review of post-operating license transfers is not required by the Atomic Energy Act, and that from a policy, as well as legal perspective, such a review should not be conducted. See Kansas Gas and Electric Company (Wolf Creek Generating Station, Unit 1), CLI-99-1 9, June 18, 1999.

VII. RESTRICTED DATA AND CLASSIFIED NATIONAL SECURITY INFORMATION

     This application does riot contain any Restricted Data or classified National Security Information, and it is not expected that any such information will become, involved in the licensed activities, However, in the event that such information does become involved, and in

________________________

/9/ Certain private letter rulings may be required from the Internal Revenue Service in connection with these matters. This is discussed in Section K accordance with 10 CFR 50.37, "Agreement Limiting Access to Classified Information," ComEd agrees that it will appropriately safeguard such information and will not permit any individual to have access to such information until the individual has been appropriately approved for such access under the provisions of 10 CFR Part 25, Access Authorization for Licensee Personnel," and/or Part 95, "Security Facility Approval and Safeguarding of National Security Information and Restricted Data."

VIII.  ENVIRONMENTAL CONSIDERATIONS

       This license transfer application and accompanying administrative amendments are exempt from environmental review, because they fell within the categorical exclusion appearing at 10 CFR 51.22(c)(21), "Environmental Protection Regulations for Domestic Licensing and Related Regulatory Functions," for which neither an Environmental Assessment nor an Environmental Impact Statement is required. Moreover, the proposed license transfer and conforming amendments do not involve any amendment to the license or other change that would directly affect the actual operation of the facilities involved in any substantive way. The proposed transfer and amendments to the license do not involve an increase in the amounts, or a change in the types, of any radiological effluents that may be allowed to be released off-site, and do not involve any Increase in the amounts or change in the types of any non-radiological effluents that may be released off-site. Further, no increase in the individual or cumulative occupational radiation exposure is expected.

IX. ADDITIONAL INFORMATION REGARDING SPECIFIC REGULATORY REQUIREMENTS, PLANS, PROGRAMS AND PROCEDURES

       A.   OFFSITE POWER CONSIDERATIONS

       The physical systems for supplying offsite power to the nuclear plants will tie unchanged as a result of the transfers. However, as a result of the merger and the transfer of the nuclear plants, operation of the nuclear plants by GENCO will be separated from the operation of the transmission and distribution systems by ComEd and PECO. Accordingly, by closing on the restructuring transactions, interconnection agreements and/or operating protocols will be established between GENCO end the T&D entities addressing offsite power to the nuclear sites, including issues such as notifications, maintenance of the transmission facilities, coordination of switching voltage levels, and emergency power restoration. The existing transmission facilities, along with the proposed interconnection agreements and/or operating protocols, will assure that the sources of offsite power to the nuclear plants will continue to be reliable and in full compliance with 10 CFR 50, Appendix A, General Design Criterion 17.

       B.   EMERGENCY PLANNING

       Upon transfer of the licenses, GENCO will assume authority and responsibility for functions necessary to fulfill the emergency planning requirements specified In 10 CFR 50.47(b), "Emergency Plans," and Part 50, Appendix E, "Emergency Planning and Preparedness for Production and Utilization Facilities." Either before or after the transfer, any changes to the emergency plans for the facilities will be made in accordance with 10 CFR 50.54(q), "Conditions of Licenses." Neither PECO nor ComEd anticipates any changes that will result in a decrease in the effectiveness of the plans.

     No substantive changes are anticipated to the existing emergency organizations for the nuclear plants. However, certain functions may be performed by ComEd, PECO, or other GENCO corporate affiliates pursuant to an appropriate services agreement. The current off-site emergency facilities and equipment will be transferred or leased to GENCO. Existing agreements for support from organizations and agencies not affiliated with PECO or ComEd will be assigned to GENCO.

     C.   EXCLUSION AREAS

     By virtue of the transfer of ownership of the nuclear plants and transfer of the NRC licenses to GENCO, ComEd and PECO will transfer to GENCO the authority to determine and control all activities within the exclusion areas for the nuclear plants to the extent required by 10 CFR 100, "Reactor Site Criteria"

     GENCO is not acquiring certain switchyard and other transmission assets owned by ComEd and PECO, which are located within the exclusion area. These T&D facilities will be retained by ComEd or PECO, as the case may be. However, ,GENCO will have authority, with respect to ComEd's pr PECO's ownership of and accepts to switchyard and transmission facilities, to determine and control all activities in the exclusion area, including exclusion of personnel and property from the area, to the extent necessary to comply with applicable NRC requirements. This authority will be confirmed in the interconnection agreements and/or operating protocols for these switchyard and transmission facilities.

     D.   SECURITY

     Upon transfer of the nuclear Units, GENCO will assume authority and responsibility for the functions necessary to fulfill the security requirements specified in 10 CFR 73, "Physical Protection of Plants and Materials." Any changes made to the existing, NRC-approved physical security, guard training and qualification, and safeguards contingency plans will be made in accordance with 10 CFR 50.54(p). No changes are anticipated that will result in a decrease in the effectiveness of the plans.

     No material changes are anticipated to the existing security organization. Existing agreements for support from organizations and agencies not affiliated with PECO or ComEd will be assigned to GENCO.

     E.   QUALITY ASSURANCE PROGRAM

     Upon the transfer of the nuclear Units, GENCO will assume authority and responsibility for the functions necessary to fulfill the quality assurance (QA) requirements of 10 CFR 50, Appendix B. Any changes made to the existing Peach Bottom Atomic Power Station and Limerick Generating Station QA Program Descriptions (QAPD) implemented by PECO, or to the ComEd Quality Assurance Topical Report (QATR), to reflect the transfer and new NG organization, will be made in accordance with 10 CFR 50.54(a). No changes are anticipated that will result in a reduction in the commitments in the QAPD or QATR previously accepted by the

NRC. No material changes to the existing QA organizations, other than the NG reporting relationships described above, are anticipated.

     F.   UPDATED FINAL SAFETY ANALYSIS REPORTS

     With the exception of areas discussed in this application, the proposed license transfers and conforming administrative amendments will not invalidate technical or design information presently appearing in the UFSARs or DSARs for the nuclear Units, and licensing basis commitments will remain in effect. UFSAR or DSAR changes necessary to reflect the proposed transfers and conforming administrative license amendments will be made in accordance with 10 CFR 50.71(e), following NRC approval of the proposed transfers.

     G.   TRAINING

     The training centers and simulator facilities operated by ComEd and PECO, and the staff currently working at these facilities, will be transferred to GENCO or to a wholly-owned GENCO subsidiary. The proposed license transfers will not impact compliance with the operator re-qualification program requirements of 10 CFR 50.54 and related sections, nor maintenance of the INPO accreditation's for licensed and non-licensed training Upon transfer of the licenses, GENCO will assume responsibility for implementation of present training programs. Changes to the programs to reflect the transfers and new organization will not decrease the scope of the approved operator re-qualification program without the specific authorization of the NRC in accordance with 10 CFR 50.54(i).

     H.   PRICE-ANDERSON INDEMNITY AND NUCLEAR INSURANCE

     In accordance with 10 CFR 140.92, Art, IV.2, "Financial Protection Requirements and Indemnity Agreements," ComEd requests NRC approval of the assignment and transfer of the Price Anderson indemnity agreements for all of the nuclear Units involved to GENCO, upon consent to the proposed license transfers. Prior to the license transfers, GENCO will obtain all required nuclear property damage insurance pursuant to 10 CFR 50.54(w) and nuclear liability Insurance pursuant to 10 CFR 140. GENCO's Projected Income Statement and expected investment-grade rating, discussed above, provide adequate assurance that, pursuant to the requirements of 10 CFR 140.21(e) and (f), GENCO would be able to pay its share of deferred premiums in the amount of $10 million per nuclear unit.

     I.   STANDARD CONTRACT FOR DISPOSAL OF SPENT NUCLEAR FUEL

     Upon completion of the merger, GENCO will assume title to and responsibility for storage and disposal of spent nuclear fuel located at all of the nuclear plants operated by PECO and ComEd, PECO and ComEd will assign, and GENCO will assume, PECO's and ComEd's rights and obligations under the Standard Contract with the Department of Energy.

X.   OTHER REQUIRED REGULATORY APPROVALS

     The proposed merger and transfers are subject to the approval of the Pennsylvania Public Utility Commission and notification to the Illinois Commerce Commission. Additionally,

Exelon will become a registered holding company subject to approval and regulation by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended. PECO and ComEd will also request Federal Energy Regulatory Commission (FERC) approval for the transfer of jurisdictional assets pursuant to Section 203 of the Federal Power Act, and acceptance of Interconnection Agreements and other rate schedules under Section 205 of the Federal Power Act. GENCO will also apply for FERC authorization under
Section 205 of the Federal Power Act to sell electric generating capacity and energy at wholesale and market-based rates.

      PECO and ComEd will also file notifications with the Federal Trade Commission and the Department of Justice that are required in connection with the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HRS Act), and applicable rules and regulations. Any additional information required will be supplied with a goal towards the termination or expiration of the HSR Act waiting period at the earliest possible date after the date of filing.

      Certain rulings by the Internal Revenue Service under the Internal Revenue Code may also be necessary to assure that the current PECO and ComEd decommissioning funds accumulated In qualified and non-qualified decommissioning trust funds may be transferred by PECO and ComEd to GENCO on a tax-efficient basis. To the extent that satisfactory private letter rulings or other tax relief are not timely obtained, the parties will update the NRC on alternative plans for decommissioning funding assurance.

XI.   EFFECTIVE DATE

      ComEd requests That the NRC consent to the proposed transfers as promptly as possible, arid in any event before June 30, 2000. This date is important because the benefits of the PECO/Unicom merger, including anticipated benefits to the safety, reliability, and efficiency of operation of the nuclear plants to be owned and operated by GENCO, and the benefits to competition flowing from the unbundling of PECO's and ComEd's utility functions, will not become available until the transfers have been completed. The parties request that the NRC's consent be immediately effective upon issuance, and that it allow the transfers at any time through twelve months following the date of approval (or such later date as may be permitted by the NRC), to allow time for receipt of regulatory approvals, completion of administrative activities associated with the transaction, as well as contingencies.

XII.  CONCLUSION

      Based upon the foregoing information, GENCO will be qualified to be the owner and the licensed operator of the Braidwood Station, Byron Station, Dresden Nuclear Power Station, LaSalle County Station, Quad Cities Nuclear Power Station, and Zion Nuclear Power Station. The requested license transfers are consistent with applicable provisions of law, regulations, and the orders of the NRC. Accordingly, ComEd respectfully requests that the NRC issue an order approving the license transfers and issue the associated conforming administrative license amendments as requested in this submittal.

AmerGen                                                            Exhibit D-4.1
A PECO Energy British Energy Company

                                                                    10 CFR 50.80

                                                                   July 19, 2000


U.S. Nuclear Regulatory Commission
ATTN: Document Control Desk
Washington, DC 20555-0001

          Three Mile Island Station, Unit I
          Facility Operating License No. DPR-50
          NRC Docket No. 50-289
          ---------------------

          Clinton Power Station
          Facility Operating License No. NPF-62
          NRC Docket No. 50-461
          ---------------------

          Oyster Creek Generating Station
          Facility Operating License No. DPR-16
          NRC Docket No. 50-219
          ---------------------


Subject:  Application for Indirect License Transfers


References:
             (1) Application for NRC Consent to Indirect Transfer of Control of Licenses Held By AmerGen Energy Company, LLC and AmerGen Vermont, LLC in Connection with the Proposed Merger of PECO Energy Company and Unicom Corporation, NRC Docket Nos. 50-289 (Three Mile Island, Unit 1), 50-461 (Clinton Power Station), 50-219 (Oyster Creek Nuclear Generating Station), and 50-271 (Vermont Yankee Nuclear Power Station), dated February 28, 2000.

             (2) Letter to Mr. Samuel J. Collins, Director, Office of Nuclear Reactor Regulation, USNRC, from AmerGen Energy Company, LLC. and AmerGen Vermont, LLC, "Response to Request for Additional Information Regarding Indirect Transfer of Licenses Held By AmerGen Energy Company, LLC and AmerGen Vermont, LLC in Connection With Proposed Merger of PECO Energy Company and Unicom Corporation," dated June 1, 2000

             (3) Letter to Mr. Samuel J. Collins, Director, Office of Nuclear Reactor Regulation, USNRC, from AmerGen Energy Company LLC and AmerGen Vermont, LLC, "Additional Information Regarding Exelon and

Indirect License Transfers
July 19, 2000
Page 2


                    GENCO in Support of Application for NRC Consent to Indirect Transfer of Control of Licenses Submitted by AmerGen Energy Company, LLC and AmerGen Vermont, LLC," dated June 28, 2000

Dear Sir/Madam:

Pursuant to 10 CFR 50.80, "Transfer of Licenses," AmerGen Energy Company, LLC (AmerGen) hereby requests NRC consent to an indirect transfer of control of Three Mile Island Unit 1 (TMI-1), Clinton Power Station (CPS), and Oyster Creek Nuclear Generating Station (OC) with respect to PECO Energy Company's (PECO's) 50% ownership interest in AmerGen. The indirect transfer would result from the merger of PECO and Unicom Corporation (Unicom). As a result, all of the stock of PECO will be owned by Exelon Corporation (Exelon), a newly registered holding company resulting from the proposed merger. Under this proposed NRC indirect transfer consent, AmerGen would continue to own and operate TMI-1, CPS and OC, and continue to be the NRC licensee for these units. AmerGen anticipates that it will have become the OC licensee prior to NRC's taking action on this application. There are no corresponding proposed changes to the Facility Operating Licenses or the Technical Specifications.

In References I through 3, which are incorporated in this application by reference, AmerGen requested NRC consent to the indirect transfer of control of the Facility Operating Licenses for the above nuclear units to Exelon Generation Company, LLC (EGC), a new generating company which will be an indirect wholly-owned subsidiary of Exelon. In Reference 3, AmerGen indicated that certain regulatory rulings associated with some of the related restructuring transactions may not be received to permit the restructuring transactions to be completed at the same time the PECO/Unicom merger is consummated. Proceedings in progress at the Illinois Commerce Commission, and private letter rulings from the Internal Revenue Service, may not be concluded at the time the merger is consummated. As a result, the transfer of ownership of and operational responsibility for PECO's generating assets, including its interest in AmerGen, to EGC may not occur simultaneously with the merger. PECO may continue to hold its existing interest in AmerGen as a direct wholly-owned subsidiary of Exelon for an interim period before this interest is transferred to EGC.

General corporate information concerning the organization, management, and businesses of Exelon, and its respective directors and officers was provided in References 1 and 3. As this information demonstrates, all of the directors and officers of Exelon will be U.S. citizens and neither AmerGen, PECO nor Exelon will be subject to foreign ownership, control, or domination.

During the interim period that is the subject of this request, and thereafter, AmerGen would continue to own and operate the nuclear units it is licensed by the NRC to own and operate. The 50% ownership interest in AmerGen held by British Energy Inc., a subsidiary of British Energy plc (British Energy), will remain unchanged. The only significant change that will occur is that, upon the consummation of the merger, PECO's current shareholders will become shareholders of Exelon, and PECO will become a direct, wholly-owned subsidiary of Exelon. PECO will

Indirect License Transfers
July 19, 2000
Page 3


continue to be a public utility organized under the laws of the Commonwealth of Pennsylvania. Although the size and membership of the Board of Directors of PECO may change following the merger, all of the Directors of PECO will be U.S. citizens, and the principal officers of PECO will remain unchanged. The Management Committees and principal officers of AmerGen will either remain unchanged or will be consistent with changes previously described in References 1 through 3.

During this interim period, and thereafter, the technical qualifications of AmerGen to carry out its licensed responsibilities will remain as they are now. The AmerGen nuclear organization will continue to operate the units in accordance with the terms of the existing licenses. With respect to the stations, the onsite management and technical support structure will continue to conform to the pertinent provisions in each facility's Updated Final Safety Analysis Report or Technical Specifications, as applicable. The offsite technical support organizations and personnel will continue to perform technical support functions for the stations. The functions, responsibilities, and reporting relationships of these organizations, especially as they relate to activities important to the safe operation of each station, will continue to be clear and unambiguous.

AmerGen will also continue to be financially qualified to be an NRC licensee during this interim period, because neither its own financial projections, nor PECO's financial support for AmerGen, will be affected by PECO becoming a subsidiary of Exelon. This interim configuration does not impact the financial projections already provided to the NRC and does not affect the financial assurances PECO and British Energy made to AmerGen in the form of letter agreements, in which PECO and British Energy would, subject to the terms of their respective agreements, provide their share of funds to AmerGen to further assure that AmerGen will have sufficient funds available to meet its operating expenses for its nuclear plants. The decommissioning funding arrangements for these nuclear units will also not be affected in any way.

In summary, the establishment of Exelon as the parent holding company of PECO will not result in any change in: (a) the management or technical qualifications of AmerGen; (b) the design or licensing basis of any of the units; (c) any of AmerGen's licenses or Technical Specifications; (d) the day-to-day operation or maintenance of any of these units; or (e) the financial qualifications of AmerGen with respect to operating costs and decommissioning assurance.

This application does not contain any Restricted Data or any change in access to Restricted Data. AmerGen's existing restrictions on access to Restricted Data will remain in place during any interim period.

The consummation of the proposed merger between PECO and Unicom is currently scheduled to occur as soon as possible after receipt of all required regulatory approvals. AmerGen requests that NRC review of this application proceed in parallel with the completion of the review of the application for indirect license transfers to EGC requested in References 1 through 3, and requests that NRC approve this application for indirect license transfers before the end of September 2000. If regulatory rulings are obtained so as to permit the transfer to EGC at the

Indirect License Transfers
July 19, 2000
Page 4


time of the merger, we will notify the NRC that the need for approval of the requested interim indirect license transfers no longer exists and withdraw this application.

Similar consent requests dealing with the indirect transfer of control of the PECO and Commonwealth Edison (ComEd) Company licenses during this interim period have been submitted on the PECO and ComEd dockets.

Indirect License Transfers
July 19, 2000
Page 5


If you have any questions about this letter, please contact Mr. James A. Hutton at (610) 640-6722.

Sincerely,


Joseph J. Hagon
Senior Vice President Nuclear Operations
AmerGen Energy Company, LLC


Attachments:
1. Affidavit

cc:  Document Control Desk, NRC (3)
     NRC Licensing Project Managers
          T.G. Colburn, TMI-I
          J.B. Hopkins, CPS
          H.N. Pastis, Oyster Creek
          D.M. Skay, PECO/Unicom Merger
     S.R. HoM, Esq., OGC, NRC
     R.S. Wood NRR, NRC
     NRC Regional Administrators
          H.J. Miller, Region I
          J.E. Dyer, Region III
     NRC Resident Inspectors
          Douglas Demsey, Acting, TMI-I
          P.L. Louden, CPS
          L. Dudes, Oyster Creek
     S. Maingi, Bureau of Rad. Protection, PA Dept. Of Env. Resources
     K. Tosch, Director, Bureau of Nuclear Engineering, NJ Dept of Environmental Protection
     Mike Parker, Illinois Department of Nuclear Safety

Indirect License Transfers
July 19, 2000
Page 6


bcc:  Commitment Coordinator - 62A-1
      Correspondence Control Desk - 61B-5
      DAC - 61B-5
      K.A. Ainger (ComEd)
      W.A. Baer, Esq. (ML&B)
      M. Reandeau (CPS)
      E. Fuhrer (TMI-l)
      E.J. Cullen - MOB, S23-1
      G.B. Rambold - 62A-I
      J.E. Matthews - Morgan, Lewis & Bockius LLC

COMMONWEALTH OF PENNSYLVANIA        :

                                    :    ss


COUNTY OF YORK                      :



                                   AFFIDAVIT


     Joseph J. Hagan, being first duly sworn, deposes and says:


That he is Senior Vice President Nuclear Operations, AmerGen Energy Company, LLC, the Applicant herein; that he has read the enclosed letter dated July 19, 2000, "Application for Indirect License Transfers" involving Three Mile Island Unit 61 (TMI-1), Clinton Power Station (CPS), and Oyster Creek Nuclear Generating Station (OC), and knows the contents thereof; and that the statements and matters set forth therein are true and correct to the best of his knowledge, information and belief.



                              ______________________________________
                              Senior Vice President
                                    Nuclear Operations
                              AmerGen Energy Company, LLC


Subscribed and sworn to

before me this 19th day

of July, 2000.


__________________________
Notary Public